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Media: Lauren Burk at 703-469-1004 or lburk@fbr.com

      FBR Capital Markets Corporation Appoints Five New Members to its Board of Directors

ARLINGTON, Va., March 26, 2007 – FBR Capital Markets Corporation (FBR Capital Markets), the principal subsidiary of Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR), today announced that Andrew M. Alper, Thomas J. Hynes, Jr., Richard A. Kraemer, Arthur J. Reimers and John T. Wall have been appointed as new members of the company's Board of Directors.

On the FBR Capital Markets Board, Andrew Alper, Thomas Hynes, Richard Kraemer, Arthur Reimers and John Wall join FBR Capital Markets Chairman and Chief Executive Officer Eric F. Billings, FBR Capital Markets President and COO Richard J. Hendrix, and Crestview Partners executives Richard DeMartini and Thomas S. Murphy, Jr.

"All of us at FBR Capital Markets are both extraordinarily pleased and fortunate to have these five accomplished industry veterans join our Board of Directors. I am confident that their perspective and experiences will enhance our Board and will be invaluable assets as we seek to achieve our strategic objectives," said Eric Billings.

Mr. Alper, age 48, currently serves as Chairman and Managing Member of EQA Partners, L.P. Mr. Alper served as President of New York City's Economic Development Corporation and Chairman of New York City's Industrial Development Agency from February 2002 to June 2006. Prior to joining New York City Government, Mr. Alper was a Partner and Managing Director of Goldman, Sachs &Co. In his 21 year career with Goldman Sachs, Mr. Alper served in various positions, including Co-Head of the Investment Banking Division's Financial Institutions Group and Chief Operating Officer of the Investment Banking Division. He currently serves as Vice Chairman of the Board of Trustees of the University of Chicago and is a member of the Visiting Committee of the University of Chicago Graduate School of Business. Mr. Alper is also a trustee of Columbia Grammar and Preparatory School and the Mount Sinia Medical Center in Manhattan.

Mr. Hynes, age 67, is President and Chief Executive Officer of Meredith & Grew, Inc., a full-service commercial real estate firm. Mr. Hynes joined Meredith & Grew in 1965, and was appointed President in 1988. He also serves as Chairman of the Massachusetts Business Roundtable, a non-profit, nonpartisan, statewide public affairs organization that represents Massachusetts' leading industry and business enterprises, and as a director of the John F. Kennedy Library Foundation. From October 1996 to January 2006, Mr. Hynes served as a director of Prentiss Properties Trust (NYSE: PP), a publicly-traded REIT that was acquired by Brandywine Realty Trust in January 2006.

Mr. Kraemer, age 62, served as Chairman of the Board of Directors of Saxon Capital Inc., a publicly-trade mortgage REIT, from 2001 through December 2006. Mr. Kraemer serves as a trustee of American Financial Realty Trust (NYSE: AFR), a publicly-traded REIT, and has held this position since 2002. He also serves as a director of Urban Financial Group, Inc., a position he has held since 2001. From 1996 to 1999, Mr. Kraemer was Vice Chairman of Republic National Bank. From 1993 to 1996, Mr. Kraemer served as Chairman and Chief Executive Officer of Brooklyn Bankcorp, a publicly-traded holding company for Crossland Federal Savings Bank.

Mr. Reimers, age 52, has served as an independent financial and business consultant since his retirement from Goldman Sachs in 2001. From 1981 to 2001, Mr. Reimers served in various positions at Goldman Sachs, including, among others, as a Partner and Managing Director in the Investment Banking Division, Co-Head and Founder of the Investment Banking Division's Healthcare Department from 1996 to 1998 and Co-Head of the Financial Advisory Group from 1991 to 1996. In his 20 years with the firm, Mr. Reimers focused much of his work in the mergers and acquisitions department. Mr. Reimers currently serves as Chairman of the Board of Directors of Rotech Healthcare, Inc. (Nasdaq: ROHI), a publicly-traded healthcare company, a position he has held since 2002. He also serves as a director of Bear Naked, Inc., a private food company. Mr. Reimers is also a member of the management advisory board of New Mountain Capital, L.L.C., a private equity firm, and is a senior advisor to the New Mountain Vantage Fund, a public equity investment fund. Mr. Reimers serves on the board of trustees of the Boys & Girls Club of Greenwich and the Miami University Foundation Board, where he chairs the investment committee.

Mr. Wall, age 65, has served as a director of Friedman, Billings, Ramsey Group, Inc. since October 2002. Mr. Wall is currently the Chairman and CEO of Capital Markets Advisors, Inc., a firm that provides financial markets advisory services, a position that Mr. Wall has held since the firm's formation in December 2002. From 1965 to October 2002, Mr. Wall served in various management roles at the National Association of Securities Dealers, Inc. and the Nasdaq Stock Market, most recently serving as President of Nasdaq International, Ltd., a position he assumed in 1997. Mr. Wall currently serves on the Board of the Caisse de depot et placement du Quebec. Mr. Wall has also served on numerous industry committees and boards including the National Securities Clearing Corporation, The Options Clearing Corporation and EASDAQ.

Friedman, Billings, Ramsey Group, Inc. (FBR) provides investment banking*, merger and acquisition advisory services*, institutional brokerage*, asset management and private wealth services through majority ownership of FBR Capital Markets Corporation (FBR Capital Markets) subsidiary. FBR Capital Markets focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate, and technology, media and telecommunications. For the benefit of its shareholders, FBR Group also invests in mortgage-related assets and merchant banking opportunities. FBR is headquartered in the Washington, D.C. metropolitan area with offices in Arlington, VA, Boston, Dallas, Houston, Irvine, London, New York, Phoenix and San Francisco. Friedman, Billings, Ramsey Group, Inc. is the parent company of First NLC Financial Services, Inc., a non-conforming residential mortgage originator headquartered in Deerfield Beach, Florida. For more information, please visit www.fbr.com.

*Friedman, Billings, Ramsey & Co., Inc.

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